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                             Memorandum of Agreement
                                  Sept 18, 2002


This will confirm the terms upon which Worldbid Corporation ("Worldbid") has agreed to acquire and the City of London Group PLC ("CLG") has agreed to sell certain of the ECeurope assets.

AGREEMENT
Worldbid  will  acquire  the  following  assets:

1. The domain Name "ECeurope.com", and all rights and trademarks associated with this domain name. Successful transfer of the ownership of the domain name to Worldbid will take place within 15 days. The domain name will be forwarded to Worldbid's servers BEFORE the ECeurope.com web site becomes inoperational, and will remain in effect until domain name is transferred;
2. The ECeurope.com customer list of 130,000 registered users (of which 20,000 are currently 'active'), including all associated user data collected by ECeurope.com;
3. The ECeurope.com database of over 3 Million SME's. This data may be provided on DAT tape, or made available for download;
4.   The  ECeurope.com  database  of  trade  leads.

CLG  agrees  to:

Maintain the ECeurope.com web site functionality until such time as all transfers of data are completed, and domain forwarding is functioning.

The following assets are NOT included in the purchase and sale, and will remain the property of CLG:

1.   The  servers  upon  which  the  ECeurope.com  web  site  is  located;
2. The actual ECeurope web site - ie the programming, code, HTML and other technology which operates the ECeurope web site;
3.   Fixed  assets  such  as  office  equipment, computer systems and furniture.

CLG will complete the following steps before the ECeurope.com web site becomes inoperational. Worldbid will use best efforts to assist CLG in achieving these steps.

a) Change the records in ECeurope's Name Server to forward the ECeurope.com domain name to Worldbid's servers (CLG would likely need the cooperation of their ISP for this task), or a change to the domain record (at Verisign) to point the eceuope.com domain to Worldbid's servers;

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b)   Make  databases  available  for download by Worldbid in a standard database format (MS SQL), including registered users database, list of 3 Million SME's (unless supplied on DAT), trade lead database, and ECeurope graphics and logos;

When these steps are successfully completed, and Worldbid successfully receives all data made available for download, the ECeurope.com web site may be taken down.

CLG represents and acknowledges that is has completed its own due diligence with respect to Worldbid and has not relied on any representation of any person with respect to business, property or business prospects of Worldbid except as described in the annual and quarterly filings of Worldbid under the United States Securities Exchange Act of 1934.

CLG represents that it is not a US Person as defined in Regulation S promulgated under the United States Securities Act of 1933 (Regulation S)

CLG represents that it owns the assets being purchased and sold pursuant to this Agreement as the legal and beneficial owner thereof free and clear of any liens, charges or encumbrances and has the right to deal with the assets in the manner contemplated by this Agreement.

The consideration for the transfer of the assets described will be the issuance by Worldbid to CLG of the following securities of Worldbid:

1 2,500,000 common shares of Worldbid (with a current approximate market price of $0.01usd);

2 2,500,000 share purchase warrants, each of which will entitle the holder to purchase one common share of Worldbid's common stock at any time prior to September 12, 2005 on the following basis:
     a)   $0.01  USD  per  share  if  exercised  prior  to  September  12, 2003;

     b) $0.02 USD per share if exercised after September 12, 2003 and prior to September 12, 2004; and

     c) $0.03 USD per share if exercised after September 12, 2004 and prior to September 12, 2005.

3 A non-exclusive, non-transferable, non-sub-licensable, royalty-free, non-expiring, worldwide personal license beginning on Dec 31,2002 to use the database of 3 million SME's only for advertising or promoting CLG's own products. CLG will not market to any individual on this list more than 2 times in any calendar year. CLG will not market to this list on behalf of any other company or organization. CLG will give notice to Worldbid of its intent to market to the database before doing so.

The securities to be issued by Worldbid will be issued in reliance of Regulation S and will be restricted securities.

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The  consideration  for the purchase and sale will be subject to the adjustments as  follows:

1. In the event that the database of 3 million SME's is not provided to Worldbid within 30 days, the amount of shares and warrants issued will be reduced by a total of 500,000 each;
2. In the event that the Name Server record change (ie forwarding of the eceurope.com domain by the ISP) is not successful and/or the transfer of the domain name is not completed before the eceurope.com web site is inoperational, or there is a period of 'outage' before the eceurope.com domain name successfully points to Worldbid's servers, the amount of shares and warrants issued will be reduced by:
     a) 500,000 shares and warrants if the eceurope.com website is inoperational for a period of more than 5 days;
     b) 1,000,000 shares and warrants if the eceurope.com website is inoperational for a period of more than 14 days;
     c) 1,500,000 shares and warrants if the eceurope.com website is inoperational for a period of more than 31 days;
     d) 2,000,000 shares and warrants if the eceurope.com is not transferred successfully, or the eceurope website is inoperational for a period of more than 60 days.


Time  will  be  the  essence  of  this  Agreement.

This Agreement shall operate as an interim agreement to govern the relationship between the parties pending completion of a more formal Agreement if required satisfactory to their respective legal counsel.

In  witness  whereof  the  parties  have  executed  this  agreement  below.



City  of  London  Group  PLC               Worldbid  Corporation



   /s/ Peter C. Doye                           /s/ Paul Wagorn
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By  Peter C. Doye                          By  Paul Wagorn
---------------------------                ---------------------
Name  (Print)                              Name  (Print)

Executive Deputy Chairman                  COO & Director
---------------------------                ---------------------
Title                                      Title

Sept. 19th 2002                            Sep 18/02.
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Date                                       Date